Exhibit 99.1

Contacts:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292, martina.schwarzkopf@russopartnersllc.com

Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

FOR IMMEDIATE RELEASE:

Endocyte Regains Worldwide Rights to Vintafolide

West Lafayette, Ind., June 17, 2014 – Endocyte, Inc., (Nasdaq: ECYT) today announced that it has regained the worldwide rights to vintafolide in all indications from Merck, known as MSD outside the United States and Canada. Following a comprehensive portfolio assessment, Merck, through a subsidiary, has decided that it will no longer pursue development of vintafolide.

Endocyte will evaluate vintafolide for future development opportunities pending final results from the Phase 2b TARGET trial in patients with non-small cell lung cancer (NSCLC). The companies announced in March that the TARGET trial met its primary progression-free-survival (PFS) endpoint and overall response rates and early overall survival (OS) trends were positive. Neither company has received updated overall survival data since that announcement.

“We look forward to presenting detailed data from the ongoing Phase 2b TARGET trial at an upcoming scientific conference later this year, which will inform the path forward for vintafolide,” said Ron Ellis, Endocyte's president and chief executive officer. “We remain confident in our SMDC platform and are in a strong financial position to continue to advance two proprietary SMDCs with the more potent tubulysin warhead. Tubulysin has demonstrated curative activity in preclinical models that were resistant to paclitaxel, cisplatin and vintafolide. These two SMDCs are currently in Phase 1 development: EC1456, targeting the folate receptor, and EC1169, targeting prostate-specific membrane antigen (PSMA).”

About Vintafolide (EC145)

Vintafolide is an investigational proprietary, injectable, SMDC consisting of folate (vitamin B9) linked to a potent vinca alkaloid chemotherapy agent, desacetylvinblastine hydrazide (DAVLBH). Vintafolide is designed to target the chemotherapy agent to rapidly growing cancer cells that actively take up folate via the folate receptor. The folate receptor is expressed in a wide variety of cancers including ovarian cancer and non-small cell lung cancer.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy in cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company's SMDCs actively target receptors that are expressed or over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly potent drugs into these cells. The companion imaging agents are designed to identify patients whose disease expresses the molecular target of the therapy and who therefore may be more likely to benefit from treatment. For more information, visit http://www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those suggesting the possibility of therapeutic benefit to patients based on preclinical data. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that preclinical data may not be indicative of subsequent clinical trial results and risks related to the safety and efficacy of the company's product candidates. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company's periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.